FOR RELEASE:	CONTACT:
Date January 30, 2013	Gerry Gould, VP-Investor Relations
Time 6:00 am Eastern	Tel. (781) 356-9402
gerry.gould@haemonetics.com
Alt. (781) 356-9613

Haemonetics Reports 3rd Quarter Fiscal 2013 Revenue Up 29% and $0.50 Adjusted EPS;
Year-To-Date Organic Revenue Up 3%;
Reaffirms Fiscal 2013 Adjusted EPS Guidance of $1.65-$1.70

Braintree, MA, January 30, 2013 - Haemonetics Corporation (NYSE: HAE) today reported third quarter 2013 net revenue of $247.4 million, up 29%, GAAP net income of $9.9 million, down 46%, and diluted earnings per share of $0.19, down 47%. Adjusted net income, exclusive of restructuring and other costs detailed below, was $26.4 million, up 20%, and adjusted earnings per share were $0.50, up 16%.1

Organic net revenue, exclusive of the recently acquired whole blood business, was $192.5 million, up 1% in the third quarter and $558.5 million, up 3% year-to-date. Organic growth rates were not materially impacted by currency on a quarterly or year-to-date basis. Excluding currency impacts, net revenue was up 31% in the third quarter and 19% year-to-date.

Brian Concannon, Haemonetics' President and CEO, commented: “The highlight of our third quarter was the earnings power that became more visible in our business. Our profitability was driven by the ongoing contribution from our recent whole blood acquisition and continued solid organic revenue growth in our Hospital business on the strength of strong demand for the Cell Saver® Elite® and TEG® disposables. Our Hospital customers continue to embrace our Blood Management Solutions, recognizing the inherent value proposition offered.”

STRATEGIC AND PRODUCT GROWTH HIGHLIGHTS

Haemonetics continues to make progress expanding its business, reporting the following third quarter highlights:

•	29% revenue growth.

•	9% growth in surgical disposables revenue.

•	19% growth in diagnostic disposables revenue.

•	27% organic revenue growth in China.

•	$55 million of revenue from the acquired whole blood business.

•	$16 million of share repurchases; $21 million year-to-date.

•	Completion of two-for-one stock split.

A revenue breakdown follows:

Plasma

Plasma disposables revenue was $68.1 million for the quarter, down 1%, and $200.7 million year-to-date, up 2%. Fiscal 2012 third quarter plasma revenue was very strong representing a challenging comparable year over year. On the strength of a high-single digit percentage growth forecast for the fourth quarter, the Company expects its plasma business growth to be at the lower end of the previously estimated range of 4-6% in fiscal 2013.

Blood Center

Platelet disposables revenue was $45.1 million for the quarter, up 2%, and $125.6 million year-to-date, up 1%, with continued benefit from strong sales in emerging markets. Red cell disposables revenue was $11.8 million for the quarter, down 3%, and $35.8 million year-to-date, flat with the prior year period. Red cell disposables revenue was flat with the prior year on a year-to-date basis in a soft market as the Company leveraged its IMPACT® selling approach to advance Blood Management Solutions. The Company expects its blood center revenue to be flat organically in fiscal 2013.

Whole blood revenue was $54.9 million for the quarter and $83.5 million year-to-date, in line with expectations, and the Company is affirming its previous guidance for whole blood revenue of $135-$145 million for fiscal 2013.

Hospital

Surgical disposables revenue was $18.9 million for the quarter, up 9%, and $56.0 million year-to-date, up 14%. Notably, this was the sixth consecutive quarterly increase as the Cell Saver Elite device continues to capture market share. Recent strong equipment sales, including a 77% year-to-date increase in China, drove near term disposables growth.

Disposables revenue from the OrthoPAT® orthopedic perioperative autotransfusion system was $7.1 million for the quarter, down 9%, and $22.3 million year-to-date, down 2%. The Company anticipates that the first half fiscal 2014 introduction of the new OrthoPAT Advance system, which recently received 510(k) approval, together with realignment of certain sales efforts, will begin to drive growth in OrthoPAT in fiscal 2014.

Diagnostics revenue was $6.8 million for the quarter and $20.2 million year-to-date, both up 19%, as the Company's IMPACT initiative continues to drive growth in disposables utilized in the TEG Thrombelastograph® Hemostasis Analyzer. TEG equipment sales were especially strong in recent quarters and its installed base is up 23% from a year ago, a key indicator for near term future disposables revenue growth. TEG disposables sales have grown over 50% year-to-date in China.

On a year-to-date basis, Hospital revenue is up 11% and the Company now expects its hospital business to grow approximately 11% in fiscal 2013 with continued strength in surgical and diagnostics disposables, particularly in emerging markets.

Software and Equipment

Software Solutions revenue was $16.0 million for the quarter, up 1%, and $51.4 million year-to-date, flat with the prior year. With a mid-single digit percentage growth rate forecast for the fourth quarter, the Company now expects its software business to grow approximately 2% in fiscal 2013.

Equipment and other revenue was $18.8 million for the quarter, down 1% compared with third quarter fiscal 2012, and $46.8 million year-to-date, up 4%. Equipment revenue is influenced by the timing of tenders and capital budgets. The installed base of Cell Saver Elite and TEG devices have increased over 50% and 17% year-to-date in fiscal 2013 respectively, with activity in emerging markets continuing to be particularly strong.

Haemonetics reported third quarter fiscal 2013 organic revenue growth of 11% in Asia and 2% in Europe, partially offset by declines of 1% in North America and 2% in Japan. On a year-to-date basis, organic revenue increased 3% in North America, 2% in Europe, 12% in Asia and was flat in Japan.

Adjusted gross profit was $124.6 million up $28.7 million or 29.9% for the third quarter and $326.2 million up $50.3 million or 18.2% year-to-date. Adjusted gross margin was 50.4% up 20 basis points in the third quarter and 50.8% down 20 basis points year-to-date. In the quarter, margin improvement in the core business offset the impact of revenue mix toward lower margin whole blood disposables.

Adjusted operating expenses were $83.7 million for the third quarter, up $17.5 million or 26.4%, and $232.3 million up $35.8 million or 18.2% year-to-date. Operating expense increases included $14 million in the quarter and $22 million year-to-date in the new whole blood collection business. The remainder of the increase was associated with planned investments in global growth initiatives, emerging markets and infrastructure to support anticipated organic and acquisition revenue growth. As expected, these expenses accelerated in the third quarter and will continue to accelerate in the fourth quarter.

Adjusted operating income was $40.8 million for the third quarter, up $11.2 million or 37.7%, and $93.9 million, up $14.5 million or 18.3% year-to-date and reflected the inclusion of the profits of the newly acquired whole blood business. Adjusted operating margin of 16.5% was up 100 basis points in the third quarter and, on a year-to-date basis, adjusted operating margin of 14.6% was down 10 basis points. Leverage achieved through operating discipline enabled the funding of a ramp-up of investments in global growth initiatives and certain expenditures related to infrastructure build for the acquired whole blood business.

Acquisition related amortization expense included in third quarter adjusted earnings was $6.2 million in fiscal 2013 and $2.4 million in fiscal 2012, or $0.08 and $0.03 per share respectively. Year-to-date adjusted earnings included $14.5 million in fiscal 2013 and $7.4 million in fiscal 2012, or $0.19 and $0.09 per share respectively, of acquisition-related amortization expense.

Adjustments To Reported Earnings

The Company included approximately $15 million of adjustments to the cost of goods sold in the second and third quarters upon the sale of acquired whole blood and other filter inventories, which were excluded from adjusted earnings. The Company also continues to expect to incur costs in the current fiscal year for integration activities of $30-$35 million, which are excluded from adjusted earnings guidance. Annual guidance also excludes approximately $3 million of transaction related costs and other restructuring and transformation costs of approximately $5 million expected to be incurred within the base business.

During the third quarter, the Company issued a field action letter to blood center customers requesting visual inspection of a component of certain whole blood collection sets, due to the potential for a leak to occur at a very low frequency.  The component, referred to as a Y connector, was supplied by a contract manufacturer. The Company subsequently recorded inventory reserves of $6.1 million for removal of affected whole blood collection sets from inventory for destruction or rework.  The Company will pursue all available means of financial recovery related to this inventory loss.  Accordingly, the costs incurred have been excluded from adjusted earnings in the third quarter and in fiscal 2013 guidance.  Any recovery of such costs will similarly be excluded from adjusted earnings and have been excluded from earnings estimates for the guidance periods.

Fiscal 2013 Guidance

The Company now expects its plasma business to grow approximately 4%, Blood Center 0%, Hospital products approximately 11%, and Software Solutions approximately 2%. Overall fiscal 2013 organic revenue growth is expected to approximate 4%, at the low end of the previous guidance range of 4-6%. Whole blood revenue expectations are reaffirmed at $135-$145 million for fiscal 2013. Thus, total revenue is estimated in the range of $888-$898 million, up 22-23%.

Full year adjusted gross margin is expected to be in a range of 50-51% inclusive of the lower gross margin whole blood product line. Adjusted operating income of $127-$130 million is expected. Free cash flow is now expected to approximate $80 million before funding restructuring, transformation and transaction costs. The paced ramp-up of expenses is expected to continue to accelerate in the fourth quarter. Accordingly, the previously indicated adjusted earnings per share range of $1.65-$1.70, up 9%-12% over fiscal 2012, is reaffirmed. Whole blood profits, IT and other costs of scaling the Company's infrastructure to meet the needs of the combined businesses, as well as amortization expenses, financing costs and income taxes are included in adjusted earnings projections.

More information on fiscal year 2013 guidance, including income statement scenarios underlying the lower and upper ends of the adjusted earnings per share guidance range, can be found in the Investor Relations section of our web site at http://www.haemonetics.com.1

Fiscal 2014 Outlook

For fiscal 2014, previous indications are affirmed, as organic revenue growth is expected to approximate 5-7%. Together with a full year of revenues from the acquired whole blood business, which is expected to contribute incremental revenue of $70 million related to the timing of the acquisition, fiscal 2014 revenue is expected to surpass $1 billion. The Company's previously provided preliminary outlook for fiscal 2014 adjusted earnings per share of $1.95-$2.05, approximately 20% above fiscal 2013 expected earnings per share, is affirmed. Included in these amounts are approximately $27 million or $0.35 per share of acquisition related amortization expense.

Mr. Concannon added: “Our growth and strong profitability are enabling us to fund key identified growth initiatives and new product offerings. Using our enhanced process for new product introduction that has driven success of the Cell Saver Elite device, we will soon launch the paperless phlebotomy offering in a limited whole blood market release later in the fourth quarter. The OrthoPAT Advance device will follow in the first half of fiscal 2014. We remain confident in our business fundamentals, our fiscal 2013 earnings guidance and our fiscal 2014 preliminary outlook.”

Balance Sheet and Cash Flow

Cash on hand was $193 million, an increase of $6 million during the quarter. The Company reported year-to-date free cash flow before restructuring, transformation, integration and transaction costs of $46 million, a reduced level from the prior year due to the anticipated buildup of certain required elements of working capital not acquired.

Stock Split

The Company completed its previously announced two-for-one stock split during the third quarter and, accordingly, all references to earnings per share amounts have been adjusted to reflect that split. Each share of the Company's pre-split common stock held by a shareholder, including shares subject to outstanding stock options and shares available for grant under the Company's equity incentive plans, were represented by two shares of the Company's post-split common stock. The split affected all stockholders uniformly and did not affect any stockholder's ownership percentage.

Fiscal 2013 Share Repurchase Program

Reported on a post-split basis, the Company repurchased 393,100 shares in the open market at an average cost of $40.24 during the third quarter. On a year-to-date basis, the Company has repurchased 541,700 shares at an average price of $39.07, returning $21.2 million to shareholders. The Board of Directors previously approved the repurchase of up to $50 million of shares in the open market during fiscal 2013.

Conference Call

Haemonetics will host a webcast to discuss the first quarter results on Wednesday, January 30, 2013 at 8:00 am Eastern time. Interested parties can participate at: http://phoenix.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=72118&eventID=4888434.

About Haemonetics

Haemonetics (NYSE: HAE) is a global healthcare company dedicated to providing innovative blood management solutions for our customers. Together, our devices and consumables, information technology platforms, and consulting services deliver a suite of business solutions to help our customers improve clinical outcomes and reduce the cost of healthcare for blood collectors, hospitals, and patients around the world. Our technologies address important medical markets: blood and plasma component collection, the surgical suite, and hospital transfusion services. To learn more about Haemonetics, visit our web site at http://www.haemonetics.com.

Forward Looking Statements

This release contains forward-looking statements that involve risks and uncertainties, including the effects of disruption from the acquisition of the Pall Transfusion Medicine business making it more difficult to maintain relationships with employees, customers, vendors and other business partners, unexpected expenses incurred to integrate the Pall Transfusion Medicine business, technological advances in the medical field and standards for transfusion medicine and our ability to successfully implement products that incorporate such advances and standards, demand for blood components, product quality, market acceptance, regulatory uncertainties, the effect of economic and political conditions, the impact of competitive products and pricing, blood product reimbursement policies and practices, foreign currency exchange rates, changes in customers' ordering patterns, the effect of industry consolidation as seen in the plasma market, the effect of communicable diseases and the effect of uncertainties in markets outside the U.S. (including Europe and Asia) in which we operate and other risks detailed in the Company's filings with the Securities and Exchange Commission. The foregoing list should not be construed as exhaustive.

Forward-looking statements are based on estimates and assumptions made by management of the Company and are believed to be reasonable, though inherently uncertain and difficult to predict. Actual results and experience could differ materially from the forward-looking statements. Information set forth in this press release is current as of today and the Company undertakes no duty or obligation to update this information.

1 A reconciliation of GAAP to adjusted financial results is included at the end of the financial sections of this press release as well as on the web at http://www.haemonetics.com. GAAP results include $25 million of pre-tax integration, transaction, certain inventory costs and base business restructuring and transformation costs in the third quarter of fiscal 2013 and $4 million of pre-tax restructuring and transformation costs in the third quarter of fiscal 2012, which are excluded from adjusted results.  Year-to-date GAAP results include $55 million of pre-tax integration, transaction, certain inventory costs and base business restructuring and transformation costs in fiscal 2013 and $13.2 million of base business restructuring and transformation costs and $1.6 million contingent consideration income in fiscal 2012 which are excluded from adjusted results.

Haemonetics Corporation Financial Summary
(Unaudited data in thousands, except per share data)
Consolidated Statements of Income for the Third Quarter of FY13 and FY12

	12/29/2012	12/31/2011	% Inc/(Dec)
	As Reported	As Reported	vs Prior Year
Net revenues	$247,395	$191,160	29.4%
Gross profit	113,115	95,931	17.9%

R&D	10,588	9,232	14.7%
S,G&A	86,780	61,376	41.4%
Operating expenses	97,368	70,608	37.9%

Operating income	15,747	25,323	(37.8)%

Other income (expense), net	(2,542)	140

Income before taxes	13,205	25,463	(48.1)%

Tax expense	3,301	7,211	(54.2)%

Net income	$9,904	$18,252	(45.7)%

Net income per common share assuming dilution	$0.19	$0.36	(47.2)%

Weighted average number of shares:
Basic	51,707	50,154
Diluted	52,606	50,876

Profit Margins:			Inc/(Dec) vs prior year profit margin %
Gross profit	45.7%	50.2%	(4.5)%
R&D	4.3%	4.8%	(0.5)%
S,G&A	35.1%	32.1%	3.0%
Operating income	6.4%	13.2%	(6.8)%
Income before taxes	5.3%	13.3%	(8.0)%
Net income	4.0%	9.5%	(5.5)%

Haemonetics Corporation Financial Summary
(Unaudited data in thousands, except per share data)
Consolidated Statements of Income for Year-to-Date FY13 and FY12

	12/29/2012	12/31/2011	% Inc/(Dec)
	As Reported	As Reported	vs Prior Year
Net revenues	$642,048	$541,174	18.6%
Gross profit	304,990	274,629	11.1%

R&D	30,823	28,190	9.3%
S,G&A	235,438	180,221	30.6%
Contingent consideration income	—	(1,580)	(100.0)%
Operating expenses	266,261	206,831	28.7%

Operating income	38,729	67,798	(42.9)%

Other income (expense), net	(3,518)	370

Income before taxes	35,211	68,168	(48.3)%

Tax expense	8,972	19,088	(53.0)%

Net income	$26,239	$49,080	(46.5)%

Net income per common share assuming dilution	$0.50	$0.95	(47.4)%

Weighted average number of shares:
Basic	51,364	50,818
Diluted	52,264	51,666

Profit Margins:			Inc/(Dec) vs prior year profit margin %
Gross profit	47.5%	50.7%	(3.2)%
R&D	4.8%	5.2%	(0.4)%
S,G&A	36.7%	33.3%	3.4%
Operating income	6.0%	12.5%	(6.5)%
Income before taxes	5.5%	12.6%	(7.1)%
Net income	4.1%	9.1%	(5.0)%

Revenue Analysis for the Third Quarter FY13 and FY12
(Unaudited data in thousands)

	Three Months Ended
	12/29/2012	12/31/2011	% Inc/(Dec)
	As Reported	As Reported	vs Prior Year
Revenues by geography
United States	$125,362	$92,123	36.1%
International	122,033	99,037	23.2%
Net revenues	$247,395	$191,160	29.4%

Disposable revenues

Plasma disposables	$68,102	$69,040	(1.4)%

Blood center disposables
Platelet	45,139	44,383	1.7%
Red cell	11,752	12,162	(3.4)%
Whole blood	54,894	—	100.0%
	111,785	56,545	97.7%
Hospital disposables
Surgical	18,900	17,333	9.0%
OrthoPAT	7,090	7,755	(8.6)%
Diagnostics	6,761	5,681	19.0%
	32,751	30,769	6.4%

Subtotal	212,638	156,354	36.0%

Software solutions	16,008	15,849	1.0%
Equipment & other	18,749	18,957	(1.1)%
Net revenues	$247,395	$191,160	29.4%

Revenue Analysis for Year-To-Date FY13 and FY12
(Unaudited data in thousands)

	Nine Months Ended
	12/29/2012	12/31/2011	% Inc/(Dec)
	As Reported	As Reported	vs Prior Year
Revenues by geography
United States	$324,755	$264,857	22.6%
International	317,293	276,317	14.8%
Net revenues	$642,048	$541,174	18.6%

Disposable revenues

Plasma disposables	$200,657	$196,206	2.3%

Blood center disposables
Platelet	125,579	123,888	1.4%
Red cell	35,738	35,676	0.2%
Whole blood	83,514	—	100.0%
	244,831	159,564	53.4%
Hospital disposables
Surgical	55,965	49,281	13.6%
OrthoPAT	22,276	22,804	(2.3)%
Diagnostics	20,196	16,955	19.1%
	98,437	89,040	10.6%

Subtotal	543,925	444,810	22.3%

Software solutions	51,354	51,208	0.3%
Equipment & other	46,769	45,156	3.6%
Net revenues	$642,048	$541,174	18.6%

Consolidated Balance Sheets
(Unaudited data in thousands)

	As of
	12/29/2012	3/31/2012

Assets
Cash and cash equivalents	$193,181	$228,861
Accounts receivable, net	167,347	135,464
Inventories, net	180,037	117,163
Other current assets	58,317	45,641
Total current assets	598,882	527,129
Net PP&E	263,128	161,657
Other assets	612,363	222,349

Total assets	$1,474,373	$911,135

Liabilities & Stockholders' Equity
Short term debt & current maturities	$14,197	$894
Other current liabilities	163,413	129,850
Total current liabilities	177,610	130,744
Long-term debt	468,250	2,877
Other long-term liabilities	49,355	44,883
Stockholders' equity	779,158	732,631

Total liabilities & stockholders' equity	$1,474,373	$911,135

Free Cash Flow Reconciliation
(Unaudited data in thousands)

	Three Months Ended
	12/29/12	12/31/11

GAAP cash flow from operations	$23,965	$28,804

Capital expenditure	(15,253)	(13,116)
Proceeds from sale of property, plant and equipment	935	387
Net investment in property, plant and equipment	(14,318)	(12,729)

Free cash flow after restructuring and transformation costs	9,647	16,075

Restructuring and transformation costs	14,371	4,663

Free cash flow before restructuring and transformation costs	$24,018	$20,738

	Nine Months Ended
	12/29/12	12/31/2011

GAAP cash flow from operations	$57,532	$81,343

Capital expenditure	(49,685)	(36,959)
Proceeds from sale of property, plant and equipment	1,290	517
Net investment in property, plant and equipment	(48,395)	(36,442)

Free cash flow after restructuring and transformation costs	9,137	44,901

Restructuring and transformation costs	36,657	9,248

Free cash flow before restructuring and transformation costs	$45,794	$54,149

Haemonetics Corporation Financial Summary
Reconciliation of Non-GAAP Measures

Haemonetics has presented supplemental non-GAAP financial measures as part of this earnings release. A reconciliation is provided below that reconciles each non-GAAP financial measure with the most comparable GAAP measure. The presentation of non-GAAP financial measures should not be considered in isolation from, or as a substitute for, the most directly comparable GAAP measures. There are material limitations to the usefulness of non-GAAP measures on a standalone basis, including the lack of comparability to the GAAP financial results of other companies.

These measures are used by management to monitor the financial performance of the business, make informed business decisions, and forecast future results. Performance targets for management are established based upon these non-GAAP measures. In the reconciliations below, we have removed restructuring and transformation costs and certain cost of goods sold related to the acquisition of Pall's Transfusion Medicine Business (“Whole Blood Acquisition”) from our GAAP expenses. Our restructuring and transformation costs in fiscal 2013 are principally related to transaction and integration expenses associated with the Whole Blood Acquisition. The cost of goods sold removed from GAAP expenses related to the Whole Blood Acquisition are mainly driven by the increase in fair value of acquired whole blood inventory required under purchase accounting standards. Additionally, a $6 million reserve for estimated inventory write-offs related to a whole blood Y connector quality issue was removed from GAAP cost of goods sold. We believe this information is useful for investors because it allows for an evaluation of the Company with a focus on the performance of our core operations.

Non-GAAP Gross Profit
The use of these non-GAAP measures allows management to monitor the level of total gross profits without the costs of our business transformation. We establish our budgets, forecasts, and performance targets on this basis.

Non-GAAP S,G&A and Non-GAAP Operating Expenses
The use of this non-GAAP measure allows management to monitor the ongoing level of spend that is necessary to support the business in a period when we are not transforming our business or completing an acquisition of in-process research and development. We establish our budgets, forecasts, and performance targets excluding these costs.

Non-GAAP Operating Income and Non-GAAP Income Before Income Taxes
The use of these non-GAAP measures allows management to monitor the level of operating and total pre-tax profits without the costs of our business transformation. We establish our budgets, forecasts, and performance targets on this basis.

Non-GAAP Net Income and Earnings per Share
The use of these non-GAAP measures allows management to monitor the level of net income and earnings per share excluding both the costs of our business transformation, as well as any related tax effects. We establish our budgets, forecasts, and performance targets on this basis.

Reconciliation of Non-GAAP Measures for the Third Quarter of FY13 and FY12
(Unaudited data in thousands)

	Three Months Ended
	12/29/2012	12/31/2011
Non-GAAP gross profit
GAAP gross profit	$113,115	$95,931
Whole blood acquisition cost of goods sold adjustment	5,395	—
Whole blood Y connector inventory reserves	6,062	—
Restructuring and transformation costs	—	(38)
Non-GAAP gross profit	$124,572	$95,893

Non-GAAP R&D
GAAP R&D	$10,588	$9,232
Restructuring and transformation costs	(993)	(546)
Non-GAAP R&D	$9,595	$8,686

Non-GAAP S,G&A
GAAP S,G&A	$86,780	$61,376
Restructuring and transformation costs	(12,634)	(3,821)
Non-GAAP S,G&A	$74,146	$57,555

Non-GAAP operating expenses
GAAP operating expenses	$97,368	$70,608
Restructuring and transformation costs	(13,627)	(4,367)
Non-GAAP operating expenses	$83,741	$66,241

Non-GAAP operating income
GAAP operating income	$15,747	$25,323
Restructuring and transformation costs	25,084	4,329
Non-GAAP operating income	$40,831	$29,652

Non-GAAP income before taxes
GAAP income before taxes	$13,205	$25,463
Restructuring and transformation costs	25,084	4,329
Non-GAAP income before taxes	$38,289	$29,792

Non-GAAP net income
GAAP net income	$9,904	$18,252
Restructuring and transformation costs	25,084	4,329
Tax benefit associated with non-GAAP items	(8,569)	(595)
Non-GAAP net income	$26,419	$21,986

Non-GAAP net income per common share assuming dilution
GAAP net income per common share assuming dilution	$0.19	$0.36
Non-GAAP items after tax per common share assuming dilution	$0.31	$0.07
Non-GAAP net income per common share assuming dilution	$0.50	$0.43

Presented below are additional Constant Currency performance measures. We measure different components of our business at constant currency. We believe this information is useful for investors because it allows for an evaluation of the Company without the effect of changes in foreign exchange rates. These results convert our local foreign currency operating results to the US Dollar at constant exchange rates of 0.833 Euro to 1.00 US Dollar and 110 Yen to 1.00 US Dollar. They also exclude the results of our foreign currency hedging program described in Note 7 to our consolidated financial statements in our Form 10-K

	Three Months Ended
	12/29/2012	12/31/2011
Non-GAAP revenues
GAAP revenue	$247,395	$191,160
Foreign currency effects	(16,600)	(15,498)
Non-GAAP revenue - constant currency	$230,795	$175,662

Non-GAAP net income
Non-GAAP net income, adjusted for restructuring and transformation costs	$26,419	$21,986
Foreign currency effects	(8,068)	(6,878)
Income tax associated with foreign currency effects	2,501	1,803
Non-GAAP net income - constant currency	$20,852	$16,911

Non-GAAP net income per common share assuming dilution
Non-GAAP net income per common share assuming dilution, adjusted for restructuring and transformation costs	$0.50	$0.43
Foreign currency effects after tax per common share assuming dilution	$(0.10)	$(0.10)
Non-GAAP net income per common share assuming dilution - constant currency	$0.40	$0.33

Reconciliation of Non-GAAP Measures for Year-to-Date FY13 and FY12
(Unaudited data in thousands)

	Nine Months Ended
	12/29/2012	12/31/2011
Non-GAAP gross profit
GAAP gross profit	$304,990	$274,629
Whole blood acquisition cost of goods sold adjustment	15,183	—
Whole blood Y connector inventory reserves	6,062	—
Restructuring and transformation costs	—	1,343
Non-GAAP gross profit	$326,235	$275,972

Non-GAAP R&D
GAAP R&D	$30,823	$28,190
Restructuring and transformation costs	(3,126)	(1,902)
Non-GAAP R&D	$27,697	$26,288

Non-GAAP S,G&A
GAAP S,G&A	$235,438	$180,221
Restructuring and transformation costs	(30,817)	(9,949)
Non-GAAP S,G&A	$204,621	$170,272

Non-GAAP operating expenses
GAAP operating expenses	$266,261	$206,831
Restructuring and transformation costs	(33,943)	(11,851)
Contingent consideration income	—	1,580
Non-GAAP operating expenses	$232,318	$196,560

Non-GAAP operating income
GAAP operating income	$38,729	$67,798
Restructuring and transformation costs	55,188	13,194
Contingent consideration income	—	(1,580)
Non-GAAP operating income	$93,917	$79,412

Non-GAAP income before taxes
GAAP income before taxes	$35,211	$68,168
Restructuring and transformation costs	55,188	13,194
Contingent consideration income	—	(1,580)
Non-GAAP income before taxes	$90,399	$79,782

Non-GAAP net income
GAAP net income	$26,239	$49,080
Restructuring and transformation costs	55,188	13,194
Contingent consideration income	—	(1,580)
Tax benefit associated with non-GAAP items	(17,154)	(2,944)
Non-GAAP net income	$64,273	$57,750

Non-GAAP net income per common share assuming dilution
GAAP net income per common share assuming dilution	$0.50	$0.95
Non-GAAP items after tax per common share assuming dilution	$0.73	$0.17
Non-GAAP net income per common share assuming dilution	$1.23	$1.12

Presented below are additional Constant Currency performance measures. We measure different components of our business at constant currency. We believe this information is useful for investors because it allows for an evaluation of the Company without the effect of changes in foreign exchange rates. These results convert our local foreign currency operating results to the US Dollar at constant exchange rates of 0.833 Euro to 1.00 US Dollar and 110 Yen to 1.00 US Dollar. They also exclude the results of our foreign currency hedging program described in Note 7 to our consolidated financial statements in our Form 10-K.

	Nine Months Ended
	12/29/2012	12/31/2011
Non-GAAP revenues
GAAP revenue	$642,048	$541,174
Foreign currency effects	(44,440)	(40,105)
Non-GAAP revenue - constant currency	$597,608	$501,069

Non-GAAP net income
Non-GAAP net income, adjusted for restructuring, transformation costs and contingent consideration income	$64,273	$57,750
Foreign currency effects	(19,588)	(13,293)
Income tax associated with foreign currency effects	5,661	3,628
Non-GAAP net income - constant currency	$50,346	$48,085

Non-GAAP net income per common share assuming dilution
Non-GAAP net income per common share assuming dilution, adjusted for restructuring, transformation costs and contingent consideration income	$1.23	$1.12
Foreign currency effects after tax per common share assuming dilution	$(0.27)	$(0.19)
Non-GAAP net income per common share assuming dilution - constant currency	$0.96	$0.93

Restructuring, Transformation and Other Costs (Unaudited data in thousands) GAAP results include the following items which are excluded from adjusted results.

	Three Months Ended
	12/29/2012	12/31/2011
Whole Blood acquisition cost of goods sold adjustments	$5,395	$—
Integration	11,346	—
Whole Blood Y connector inventory reserves	6,062	—
HS Core	(27)	1,837
Restructuring and transformation	1,959	2,492
Transaction costs	349	—
Total restructuring, transformation and other costs	$25,084	$4,329

	Nine Months Ended
	12/29/2012	12/31/2011
Whole Blood acquisition cost of goods sold adjustments	$15,182	$—
Integration	25,953	—
Whole Blood Y connector inventory reserves	6,062	—
HS Core	(1,004)	4,210
Restructuring and transformation	5,860	8,984
Transaction costs	3,135	—
Contingent consideration	—	(1,580)
Total restructuring, transformation and other costs	$55,188	$11,614